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                           CERTIFICATE OF AMENDMENT
                                      TO
                         CERTIFICATE OF INCORPORATION
                                      OF
                     CITADEL COMPUTER SYSTEMS INCORPORATED

     CITADEL COMPUTER SYSTEMS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV of the Certificate of Incorporation in its entirety and substituting therefor the following:

     "ARTICLE IV: The corporation shall be authorized to issue two classes of stock to be designated respectively "Common" and "Preferred." The total number of shares of Common Stock that the corporation shall have authority to issue shall be Sixty Million (60,000,000), and the par value of each share of Common Stock shall be one cent ($.01). The total number of shares of Preferred Stock that the corporation shall have authority to issue shall be One Million (1,000,000), and the par value of each share of Preferred Stock shall be one cent ($.01)."

     SECOND: The capital of the Corporation will not be reduced under or by reason of this Amendment to the Certificate of Incorporation of the Corporation.

     THIRD: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article I of the Certificate of Incorporation in its entirety and substituting therefor the following:

     "ARTICLE I: The name of the corporation shall be "Citadel Technology, Inc.""

     FOURTH: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted by the vote of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested by its duly authorized officer as of this 27th of February, 1998.

CITADEL COMPUTER SYSTEMS INCORPORATED


By: /s/ Steven B. Solomon
-------------------------------------
Steven B. Solomon
Chief Executive Officer and President